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                                  EXHIBIT 10.36


                            GREAT DANE TRAILERS, INC.
                                 Lathrop Avenue
                                   P.O. Box 67
                          Savannah, Georgia 31402-0067
                                 (912) 232-4471



November 4, 1991


Mr. Willard R. Hildebrand
5606 R.F.D.
Long Grove, Illinois  60047

RE:  Employment Agreement
     Great Dane Trailers, Inc.

Dear Mr. Hildebrand:

Great Dane Trailers, Inc., of Savannah, Georgia, offers you the position of President and Chief Executive Officer of Great Dane Trailers, subject to the terms and conditions previously discussed and summarized below:

POSITION:   The position offered is President and Chief Executive Officer reporting to the Executive Vice President and Chief Operating Officer of International Controls Corp., the parent company. The position is fully accountable for the operations of Great Dane and its subsidiaries.

SALARY: The starting base salary is $190,000 per year or $15,833.33 per month payable in increments that are consistent with Great Dane's pay policy. Salary reviews are to be conducted annually on January 1 of each year. Adjustments are based on performance and in recognition of Company results and general economic conditions.

INCENTIVE COMPENSATION: This position participates in an incentive compensation program with a target award of 50% of the base salary or as adjusted to the current Great Dane bonus plan.

AUTOMOBILE: An appropriate company automobile will be furnished in accordance with Company policy including all operating, maintenance and insurance expense.

CLUB: Company policy includes the payment of $5,000 toward the initiation fee and all club dues. While this policy seems reasonable, it is agreed that once initiation fees in the area are reviewed, there may be justification for further consideration.

ANNUAL PHYSICAL:  An annual executive physical is provided.

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Mr. Willard R. Hildebrand
November 4, 1991
Page 2

VACATION: A vacation period of two weeks for the first year accelerated to the maximum allowable by Company policy thereafter is provided.

FRINGE BENEFITS: All standard Company fringe benefits are applicable. This will include the understanding that the effective date of insurance coverage will be on the starting date or some other arrangement to assure that there will be no period without coverage during the transition period between two company plans.

RELOCATION: It is expected that efforts will be maximized to effect a rapid sale of the Long Grove, Illinois, residence to assure that relocation is completed in the shortest possible time and in the best interest of the Company. Relocation financial assistance will include the following:

     a) Temporary lodging and meals for you for a period not to exceed six months from your start date.

     b) Commutation costs to Long Grove approximately every two weeks until your relocation is completed.

     c)   Two trips to Savannah for your spouse for house-hunting purposes.

     d) Temporary living expenses for your spouse and/or family while household goods are being relocated.

     e) Real estate commissions, closing costs, etc., associated with the sale of your residence in Long Grove.

     f) A special housing allowance equal to one month's base salary upon completion of your move to the Savannah area.

     g)   All relocation costs will be grossed-up for income tax purposes.

SEVERANCE:

     a) In the event that the Company chooses to terminate you at anytime during the first twelve months of your employment, you will be entitled to severance pay equal to six months salary.
     b) In the event that a sale of the Company (of at least 51% or a change in control of the Company occurs during the first thirty-six months of your employment, if, within 90 days after such occurrence, either party to this agreement

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Mr. Willard R. Hildebrand
November 4, 1991
Page 3

          chooses to terminate this arrangement, you will be compensated for three years salary minus the amount of salary that you have received to that date, but in no event less than six-months pay.

It is understood that your start date will be November 4, 1991. This agreement supersedes the agreement dated October 14, 1991 between International Controls Corp. and Willard R. Hildebrand.

The signatures shown below attest to the agreement and acceptance of the parties concerned.


Very truly yours,


      /s/ Thomas W. Horan
     ----------------------
     Thomas W. Horan
     Senior Vice President,
     Finance



Agreed to this 4th day of November, 1991



     /s/ Willard R. Hidebrand
     ------------------------
     Willard R. Hildebrand